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                                                       EXHIBIT 2.2

                            CERTIFICATE OF MERGER

                                   MERGING

                          IS ACQUISITION CORPORATION

                                WITH AND INTO

                               INFOSPINNER, INC.


                      PURSUANT TO SECTION 251 OF THE GENERAL
                     CORPORATION LAW OF THE STATE OF DELAWARE


    InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), and IS Acquisition Corporation, a Delaware corporation ("Sub"), do hereby certify as follows:

    FIRST: That the names and states of incorporation of the constituent corporations are as follows:

           IS Acquisition Corporation, a Delaware corporation, and InfoSpinner, Inc., a Delaware corporation.

    SECOND: That an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated January 6, 1997 by and among InfoSpinner, Sub and Centura Software Corporation, a California corporation, setting forth the terms and conditions of the merger of Sub with and into InfoSpinner (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of subsection (c) of
Section 251 of the General Corporation Law of the State of Delaware.

    THREE: That the name of the Surviving Corporation (the "Surviving Corporation") shall be InfoSpinner, Inc.

    FOURTH: That pursuant to the Reorganization Agreement, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation, as amended in the form set forth on Exhibit A attached hereto.

    FIFTH: That the executed Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at 1222 E. Arapaho Road, Suite 320, Richardson, Texas, 75081.

    SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation on request and without cost to any stockholder of any constituent corporation.


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    SEVENTH:  That the Merger shall become effective upon the filing of this
Certificate of Merger with the Secretary of State of Delaware.

    IN WITNESS WHEREOF, each of Sub and InfoSpinner has caused this Certificate of Merger to be executed in its corporate name on the ____ day of _________, 1997.


                                         INFOSPINNER, INC.,
                                         a Delaware corporation




                                     By: /s/
                                         ------------------------
                                         Name:  Robert L. West
                                         Title: President and Chief Executive
                                                Officer

ATTEST:



By: /s/
    ------------------------
    Name:
    Title:


                                      IS ACQUISITION CORPORATION,
                                      a Delaware corporation



                                     By: /s/
                                         ------------------------
                                         Name: Richard J. Heaps
                                         Title: President


ATTEST:



By: /s/
    ------------------------
    Name:
    Title:



                                     -2-


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                                  EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                             OF INFOSPINNER, INC.

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                INFOSPINNER, INC.


                                    ARTICLE I

   The name of the corporation is InfoSpinner, Inc. (the "Corporation") and the Corporation was originally incorporated November 8, 1995 pursuant to the General Corporation Law of the state of Delaware.

                                    ARTICLE II

   The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                    ARTICLE III

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                     ARTICLE IV

   The aggregate number of shares which this Corporation shall have authority to issue is One Thousand shares of capital stock, all of which shall be designated "Common Stock" and which shall have a par value of $0.001 per share.


                                      ARTICLE V

   The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                      ARTICLE VI

   Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                       ARTICLE VII

   (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

   (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil,


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administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

   (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                               ARTICLE VIII

   The Corporation is to have perpetual existence.

                                ARTICLE IX

   The number of directors that will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                 ARTICLE X

   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.


                                    -2-